SCHEDULE 14A INFORMATION
                    Proxy statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                            (Amendment No. ________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             The Morgan Group, Inc.

                (Name of Registrant as Specified In Its Charter)

                             The Morgan Group, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)    Title of each class of securities to which transaction applies:

       2)    Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)    Proposed maximum aggregate value of transaction:

       5)    Total fee paid:


[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)    Amount Previously Paid:

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       4)    Date Filed:

                         [THE MORGAN GROUP, INC. LOGO]

                              2746 Old U.S. 20 West
                           Elkhart, Indiana 46514-1168
                                 (219) 295-2200


                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    ----------------------------------------

                           To Be Held On May 12, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of The Morgan Group, Inc. (the "Company") will be held at the Varsity Club, 3800 Main Street, Mishawaka, Indiana on Monday, May 12, 1997 at 2:00 P.M., Mishawaka Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of one director of the Company by holders of shares of Class A Common Stock, voting separately as a class, and election of all remaining directors by holders of Class A and Class B Common Stock, voting together as a single class.

     2. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 27, 1997, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended December 31, 1996, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                       By Order of the Board of Directors




                                       /s/ Charles C. Baum
                                       Charles C. Baum, Chairman of the Board
                                       and Chief Executive Officer

Elkhart, Indiana
April 12, 1997


      IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         [THE MORGAN GROUP, INC. LOGO]

                              2746 Old U.S. 20 West
                           Elkhart, Indiana 46514-1168
                                 (219) 295-2200

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 12, 1997

     This Proxy Statement is being furnished to the holders of Class A and Class B Common Stock, $0.015 par value per share (the "Class A Common Stock"), of The Morgan Group, Inc. (the "Company"), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at 2:00 P.M., Mishawaka Time, on May 12, 1997 at the Varsity Club, 3800 Main Street, Mishawaka, Indiana, and at any adjournment of such meeting. This Proxy Statement is expected to be mailed to stockholders on or about April 12, 1997.

     The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Company written notice thereof (Attention: Richard B. DeBoer, 2746 Old U.S. 20 West, P.O. Box 1168, Elkhart, Indiana 46514-1168), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only stockholders of record at the close of business on March 27, 1997 ("Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 1,482,020 shares of the Class A Common Stock issued and outstanding and 1,200,000 shares of the Class B Common Stock issued and outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to two votes on all matters properly presented at the Annual Meeting; provided, that holders of Class A Common Stock may vote together as a single class upon the election of one (1) director.

     The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of March 27, 1997, by each person who is known by the Company to own beneficially 5% or more of the Class A Common Stock or the Class B Common Stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares reported.

                                  Number of Shares                             Number of Shares
     Name and Address of       of Class A Common Stock     Percent of       of Class B Common Stock      Percent of
      Beneficial Owner          Beneficially Owned(1)       Class (1)         Beneficially Owned           Class
------------------------       -----------------------     -----------      ------------------------     ----------
Charles C. Baum (2)                  180,499 (3)              12.2%                   --                     --
2545 Wilkens Avenue
Baltimore, Maryland  21223

Lynch Corporation                    150,000 (4)              10.1%  (4)         1,200,000(4)              100%(4)
8 Sound Shore Drive
Suite 290
Greenwich, Connecticut  08630

United Holdings Co., Inc. (2)        118,518                  8.0%                    --                     --
2545 Wilkens Avenue
Baltimore, Maryland  21223

John L. Keeley                       174,300                  11.8%                   --                     --
401 South LaSalle Street
Suite 1201
Chicago, Illinois  60605

Terrence L. Russell                   78,750                  5.3%                    ---                    ---
2746 Old U.S. 20 West
Elkhart, Indiana 46514
-----------------

(1) Based upon 1,482,020 shares of Class A Common Stock outstanding, which does not include stock options held by management and non-employee directors for 183,000 shares of Class A Common Stock, of which options for 96,375 shares have become exercisable.

(2) Mr. Baum is a director, executive officer and minority shareholder of United Holdings Co., Inc. ("United Holdings").

(3) Includes 8,000 shares held of record by Mr. Baum's children, 1,602 shares held in the Company's 401(k) Plan, and unexercised options to acquire 18,750 shares. An additional 118,518 shares of Class A Common Stock (not included in Mr. Baum's holdings) are held by United Holdings Co., Inc. of which Mr. Baum is a director, executive officer and minority shareholder.

(4) Lynch Corporation ("Lynch") owns 1,200,000 shares of Class B Common Stock, $0.015 par value per share, of the Company ("Class B Common Stock"). Class B Common Stock is automatically converted into Class A Common Stock upon transfer on a share-for-share basis. In addition, the Class B Common Stock is convertible at all times, at the option of the stockholder and without cost to the stockholder, into Class A Common Stock on a share-for-share basis. Upon conversion, such shares would represent 50.3% of the then outstanding shares of Class A Common Stock. The outstanding Class A and Class B Common Stock held by Lynch represents 65.7% of the aggregate voting power of both classes of Common Stock of the Company. Lynch has pledged all 1,200,000 shares of Class B Common Stock to a bank ("Bank") as security for borrowings. In the unlikely event of a default by Lynch, the Bank could acquire ownership of the shares of Class B Common Stock, which would automatically convert to 1,200,000 shares of Class A Common Stock. In that event, Lynch may no longer hold voting control of the Company. Mr. Mario J. Gabelli is the Chairman of the Board and Chief Executive Officer of Lynch. Mr. Gabelli may be deemed to be a beneficial owner of 150,000 shares of Class A and all of the Class B Common Stock owned by Lynch (shown in the above table) by virtue of his and certain affiliated parties' beneficial ownership of 23.1% of the shares of Common Stock of Lynch Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Class A and Class B Common Stock of the Company held by Lynch.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Board of Directors has five members and effective as of the Annual Meeting the Board of Directors will have four members. The Company's By-Laws, as amended, provide that a plurality of the votes cast at the Annual Meeting of stockholders shall elect a Board of Directors. Directors are elected for one-year terms and serve until the next annual meeting of stockholders and until their successors are elected or until their death, resignation or removal. The Board of Directors' Nominating Committee has recommended to the Board of Directors that Charles C. Baum, Bradley J. Bell, Richard B. Black and Frank E. Grzelecki be nominated for election to the Board of Directors and that Mr. Bell be nominated for election by the holders of Class A Common Stock voting separately as a class.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for election as a director including the number and percent of shares of Class A Common Stock beneficially owned by such persons as of the Voting Record Date. No nominee for director is related to any other nominee for director or executive officer of the Company by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Company Class A Common Stock beneficially owned as of March 27, 1997 by each director nominee and each executive officer of the Corporation and by all directors and executive officers of the Company as a group.


                                                                        Class A
                                                                        Common
                                                Director of             Stock(1)                 Percentage
                                                  Company            Beneficially                     of
Name and Title                                     Since                 Owned                      Class
-------------------------                       -----------          ------------                -----------
Director Nominees:
For Election By Holders
of Class A and Class B
Common Stock:

Charles C. Baum                                    1992                180,499  (2)                 12.0%
   Chairman and
   Chief Executive Officer
Richard B. Black                                   1993                  8,000  (3)                    *
   Director
Frank E. Grzelecki                                 1997                  8,000  (3)                    *
   Director
For Election By Holders
of Class A Common Stock:
Bradley J. Bell                                    1993                 10,000  (3)                    *
   Director
Other Directors:

Todd L. Parchman (8)                               1993                 10,500  (4)                    *
   Director
Other Executive Officers:
Terence L. Russell                                                      78,750  (5)                  5.3%
   President and Chief Executive
   Officer of Morgan Drive Away, Inc.
Richard B. DeBoer                                                        8,430  (6)(7)                 *
   Chief Financial Officer
   and Treasurer
Paul D. Borghesani                                                       8,394  (6)(7)                 *
   Vice President
   of Morgan Drive Away, Inc.
All directors and executive officers
   as a group (8 persons)                                              312,573                      20.2%
--------------

*      Indicates less than 1% of Common Stock beneficially owned.

       Footnotes on following page.

(1) Based upon information furnished by the respective directors, director nominees and executive officers. Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares and if he has the right to acquire such power with respect to shares within 60 days. Accordingly, shares subject to options are only included if exercisable within 60 days. Includes shares beneficially owned by members of the immediate families of the director nominees or executive officers residing in their homes.

(2) Includes 8,000 shares held of record by Mr. Baum's children, 1,602 shares held in the Company's 401(k) Plan; and options to acquire 18,750 shares. An additional 118,518 shares of Class A Common Stock are held by United Holdings Co., Inc. of which Mr. Baum is a director, executive officer and minority shareholder. See "Voting Securities and Principal Holders Thereof" above.

(3) Includes options to acquire 8,000 shares. See "Management Remuneration -- Compensation of Directors."

(4) Includes 2,500 shares held in Mr. Parchman's IRA and options to acquire 8,000 shares. See "Management Remuneration -- Compensation of Directors."

(5) Includes options to acquire 2,750 shares. See "Management Remuneration -- Stock Options."

(6) Includes options to acquire 7,500 shares. See "Management Remuneration -- Stock Options."

(7) Includes holdings under the Company's 401(k) Plan of 394 shares for Mr. Borghesani and 430 shares for Mr. DeBoer.

(8) Effective as of the Annual Meeting, Mr. Parchman will no longer serve as a director of the Company.

       The business experience of each director and director nominee, along with that of certain other officers, is set forth below.

       Mr. Baum (age 55) was appointed Chairman and Chief Executive Officer of the Company in August 1992. Mr. Baum has also been Chief Financial Officer, Treasurer and Secretary of United Holdings Co., Inc. and its predecessors and affiliates since 1973. United Holdings Co., Inc. was involved in the metal business until 1990 when it shifted its focus to become a firm which invests in real estate and securities. Mr. Baum is also a director of United Holdings Co., Gabelli Funds, Inc. (a registered investment adviser under the Investment Advisers Act of 1940, as amended), Shapiro Robinson & Associates (a firm which represents professional athletes), and Municipal Mortgage and Equity LLC (a company engaged in the business of mortgage financing).

       Mr. Bell (age 44) became a director of the Company in 1993. Mr. Bell also has been the Treasurer of Whirlpool Corporation, a manufacturer and marketer of major appliances, since September 1987 and was elected Vice President of Whirlpool in April 1990.

       Mr. Black (age 63) joined the Company's Board of Directors in 1993. He is Chairman of ECRM, Incorporated, a producer of electronic publishing equipment since 1983. Mr. Black has been General Partner in KBA Partners, a venture capital firm, since 1987. He is a director of Oak Technology, Inc., General Scanners, Inc. and Gabelli Funds, Inc. From 1967 to 1979, Mr. Black was Chairman, President and Chief Executive Officer of Maremont Corporation, an auto parts manufacturer.

       Mr. Grzelecki (age 59) was appointed to the Board of Directors of the Company in January, 1997, to fill the vacancy created by the resignation of Mario J. Gabelli, as a director of the Company. Mr. Grzelecki is being nominated to be elected as a director at the Annual Meeting. He has served as President and Chief Operating Officer of Handy & Harman, a precious metal and wire/tubing fabricator, since 1992. He held the position of Vice Chairman at Handy & Harman for 1989 to 1992. Mr. Grzelecki was a Corporate Executive Vice President and a member of the Board of Directors of Beatrice Companies from 1984 to 1986. Between 1981 and 1984, he was President and Chief Operating Officer and a member of the board of Lenox, Inc. Prior to Lenox, Mr. Grzelecki spent 13 years at Textron, Inc. and six years with the Colgate Palmolive Co. Mr. Grzelecki is a director of Handy & Harman, Chartwell Re Corp, Spinnaker Industries and Barnes Group Inc.

       Mr. Parchman (age 42) has been a director of the Company since 1993. He has been a member of Parchman Vaughan & Co., LLC since 1996. He has also served as a Senior Vice President of Ferris, Baker Watts, Incorporated from 1990 until the first quarter of 1996 and has served on its Board of Directors since 1994. From 1985 to 1989, he served as Senior Managing Director of Signet Investment Banking Company. Mr. Parchman is a director of Champion Industries, Inc. and a member of the Baltimore City Board of Finance. Ferris, Baker Watts, Incorporated was one of the managing underwriters of the Company's initial public offering and has provided advisory services to the Company from time to time. Effective as of the Annual Meeting, Mr. Parchman will no longer serve as a director of the Company.

       Mr. Russell (age 53) became President and Chief Executive Officer of Morgan Drive Away, Inc. in 1996. He served as President and Chief Executive Officer of the Ryder Automotive Carrier Division, a division of Ryder Systems, beginning in 1988 until 1992. In 1993, Mr. Russell became Chairman of Ryder Automotive Carrier Division, and President of Ryder International, both a division of Ryder Systems. Previously, Mr. Russell served as Senior Vice President-Development from 1983 to 1984 for Ryder Systems and then as President of Ryder's Insurance Management Services Division from 1984 to 1988.

       Mr. DeBoer (age 38) has been Vice President and Chief Financial Officer of the Company since August 1988. He was elected Treasurer in May 1992. He also serves as a Director of the American Trucking Association Finance Council. Mr. DeBoer has also been Senior Vice President, Chief Financial Officer, and Treasurer of Morgan Drive Away, Inc. since 1988. He joined Morgan Drive Away, Inc. in 1984.

       Mr. Borghesani (age 58) has been a Vice President of the Company since 1988 and President, Chief Operating Officer of Morgan Drive Away, Inc. from 1983 through 1992. He also serves as a Director of the Manufactured Housing Institute, Supplier Group. From 1980 to 1983, Mr. Borghesani was in private practice as an attorney specializing in transportation law and related matters. From 1968 to 1980, Mr. Borghesani served in various management capacities for Morgan Drive Away, Inc.

       THE DIRECTORS, EXCEPT FOR MR. BELL, SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF ALL VOTES CAST BY HOLDERS OF CLASS A AND CLASS B COMMON STOCK AT THE ANNUAL STOCKHOLDERS MEETING. MR. BELL SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST BY HOLDERS OF CLASS A COMMON STOCK AT THE ANNUAL STOCKHOLDERS MEETING.

Meetings and Committees of the Board of Directors

     During the fiscal year ended December 31, 1996, the Board of Directors of the Company met 5 times in addition to taking a number of actions by unanimous written consent. During fiscal 1996, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

     The Company's Nominating Committee is responsible for recommending nominees for election to the Company's Board of Directors. The current members of this committee are directors Grzelecki and Baum. The committee met 1 time during the year ended December 31, 1996.

     The  Company's  Audit  Committee  is  responsible  for   recommending   the
appointment of the Company's independent accountants, meeting with the independent accountants to outline the scope and review the results of the annual audit. The current members of this committee are directors Black and Bell, with Mr. Bell serving as chairman. The Committee held 2 meetings during the year ended December 31, 1996.

     The Compensation Committee of the Board of Directors is comprised of Mr. Black, as Chairman, Mr. Bell and Mr. Parchman. The Committee recommends employee compensation, benefits and personnel policies to the Board of Directors and establishes for Board approval salary and cash bonuses for senior officers. The committee met 2 times during the year ended December 31, 1996.

Management Remuneration

     Report of the Compensation Committee

      The objectives of the Compensation Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities generally competitive with those offered by other similarly situated companies to ensure the Company's ability to attract and retain talented executives who are essential to the Company's long-term success;

     (2) reward   executive   officers  based  upon  their  ability  to  achieve
         short-term and long-term strategic goals and objectives and to enhance stockholder value; and

     (3) align the interests of the executive officers with the long-term interests of stockholders by granting stock options which will become more valuable to the executives as the value of the Company's shares increases.

     At present, the Company's executive compensation program is comprised principally of base salary, annual incentive bonuses and long-term incentive opportunities provided in the form of stock options or similar stock purchase arrangements. The Company has an employment contract with Mr. Russell which helps the Company retain Mr. Russell as an executive officer and currently provides for his base salary. Annual incentive bonuses are expected to be tied to the Company's financial performance during the fiscal year and the executive's individual performance, and stock options have a direct relation to long-term enhancement of stockholder value. In years in which the Company's performance goals are met or exceeded, executive compensation should tend to be higher than in years in which performance is below expectations.

     Mr. Baum. Mr. Baum does not have an employment agreement with the Company. His annual salary from January 1 to August 31, 1994 was $100,000. This amount was adjusted to $113,500 on September 1, 1994 and was determined by the Compensation Committee after negotiation with Mr. Baum in consideration of Mr. Baum's knowledge and experience and the level of time (though less than full time) Mr. Baum expends giving attention to the Company's affairs.

     Mr. Russell. Mr. Russell was not employed by Morgan Drive-Away, Inc. ("Morgan Drive Away"), the Company's principal subisidiary, until 1996. Consequently, no data is set forth below respecting his compensation in prior years. The basic terms of Mr. Russell's compensation are provided for in an employment agreement with Morgan Drive-Away. The agreement has an initial term ending in February, 1998 and continues thereafter until terminated by the Company or Mr. Russell upon 60 days prior notice. The contract entitles Mr. Russell to receive a base salary of $240,000 for the first two years (subject to review in the second year by the compensation committee) and to participate in other benefits made available to management. The Company may at its option terminate Mr. Russell's employment for "just cause" (as defined in the agreement), upon 30 days written notice, or without cause upon 60 days notice. If Morgan Drive-Away terminates Mr. Russell's employment other than for "just cause" before the end of the initial two-year term, he will be entitled to a six-month severance payment of $20,000 per month.

     Also, in connection with Mr. Russell's initial engagement, Morgan-Drive Away adopted a Special Employee Stock Purchase Plan under which Mr. Russell purchased 70,000 shares of Class A Common Stock at an aggregate price of $560,000. Mr. Russell paid $56,000 and delivered a promissory note in the amount of $504,000 bearing an interest rate of five (5%) percent per annum due in 2003. Mr. Russell has the right to repay the note using shares at $8.00 per share. Morgan Drive-Away has the right to repurchase a portion of his shares (56,000 for one year and 28,000 for two years) at $8.00 per share.

     Mr. Borghesani. The basic terms of Mr. Borghesani's compensation for 1995 and prior years were provided for in an employment agreement with Morgan Drive Away, entered into in 1988 when it was initially acquired by Lynch. The initial term of the contract expired July 26, 1993, but the contract continued in effect until January 1996 as described below. The contract guaranteed Mr. Borghesani a base salary of at least $125,000 per year (subject to increase with Board approval) and participation in other benefits made available to management. Mr. Borghesani's salary was $149,000 in 1995. Mr. Borghesani and Morgan Drive Away entered into a consulting agreement effective April 1, 1996 which substantially replaced Mr. Borghesani's former employment agreement. Mr. Borghesani will remain available to the Company on a substantially continuous basis (though less than full time) for basic compensation of $100,000 per year. If his employment is terminated other than for just cause (as defined) he is entitled to a 3 month severance benefit of $8,333 per month. Mr. Borghesani remains eligible to participate in benefit plans and programs available to Morgan Drive Away's executive officers.

     In 1996 and prior years, the base salary of Mr. Baum was approved by the Compensation Committee. The base salaries of the other executive officers are based on the recommendations of Mr. Baum, taking into account personal performance and experience.

     Annual Incentive Bonuses. Under the Company's Bonus Plan, a bonus pool is made available to approximately 65 management and administrative employees. The bonus pool is generally equal to 4% of operating income with additional incentives of 9% of incremental operating income over business plan levels. The aggregate 1995 bonus paid in 1996 was $105,750 with $5,500 allocated to Mr. Borghesani. There were no bonuses paid to employees in 1997 for 1996, other than a bonus of $25,200 for Mr. Russell which represents the first years' interest on the promissory note for the Special Employee Stock Purchase Plan.

     Under the Company's Executive Bonus Plan and a similar arrangement established under Mr. Russell's employment agreement, Mr. Baum and Mr. Russell can obtain up to 50% of their base salary in bonus based upon exceeding the prior year's results and/or the current year's business plan. The applicable formulas include such planned items as (i) Operating Income, (ii) Earnings Before Interest, Taxes, Depreciation and Amortization, (iii) Cash Flow, (iv) Earnings Per Share, and (v) Return on Managed Assets. The 1995 Executive Bonus paid in 1996 was $17,231 with $10,207 allocated to Mr. Borghesani and $7,025 allocated to Mr. Baum. There were no bonuses paid to Mr. Russell or Mr. Baum under this agreement in 1997 for 1996 performance.

     Allocations of bonuses under the Bonus Plan and Executive Bonus Plan are made from the bonus pools by the Compensation Committee in its discretion, generally based on its assessment of the executive's performance and level of responsibility for achieving business plan and other operating objectives.

     Stock Options. The Morgan Group, Inc. Incentive Stock Plan ("Stock Plan") is the Company's principal long-term incentive plan for directors, executive officers and other key employees. The objectives of the Stock Plan are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executive officers and other key employees to develop and maintain a significant long-term ownership position in the Company's Class A Common Stock. The Stock Plan authorizes the Compensation Committee to award executive officers and other key employees stock options, shares of restricted stock or certain cash awards. See "-- Incentive Stock Plan" below.

     The Stock Plan was approved by the stockholders of the Company in June 1993. A total of 200,000 shares have been reserved for issuance under the Plan, of which options for 152,000, 163,500, 139,000 and 175,500 shares were granted and outstanding at December 31, 1993, 1994, 1995 and 1996, respectively. Options for 46,000 shares of Class A Common Stock have been granted to the named executive officers as follows: 25,000 to Mr. Baum, 11,000 to Mr. Russell and 10,000 to Mr. Borghesani. Mr. Baum already had a significant equity interest in the Company in addition to these option grants. Such grants were deemed appropriate to reward Mr. Baum for past performance, especially for successful completion of the initial public offering, and to enhance his equity incentive. Mr. Baum's options are nonqualified stock options with an exercise price of $8.75 per share and become exercisable one-fourth each year in 1994, 1995, 1996, and 1997. Mr. Borghesani had not been granted any options prior to this grant and his grant was deemed appropriate both to reward him for past performance and to provide him with a significant equity incentive. Stock options are generally granted with exercise prices at the prevailing market price and will only have a value to the executives if the stock price increases. Additional options for 10,000 shares have been granted to other executive officers.

     The Compensation Committee believes that the combination of the performance bonus plan and option plan helps to link executive compensation to corporate performance. This should result in better alignment of compensation with corporate goals and the interests of the Company's stockholders. As performance goals are met or exceeded, most probably resulting in increased value to stockholders, executives are appropriately rewarded. The Committee believes that compensation levels during fiscal 1996 for executive officers adequately reflect the Company's compensation goals and policies.

                                  Compensation
                                Committee Members
                           Richard B. Black, Chairman
                                 Bradley J. Bell
                                Todd L. Parchman

     Remuneration of Named Executive Officers. The following table sets forth for each of the Company's last two fiscal years information with respect to the Chairman and each of the executive officers of the Company whose aggregate salary and bonus for fiscal 1996 exceeded $100,000.

                           Summary Compensation Table

                                                                                   Long Term
                                                                                 Compensation
                                                       Annual Compensation          Awards
Name and Principal Position            Year          Salary        Bonus (1)  (options/warrants)      All Other Compensation (2)
----------------------------------     -----        ---------      ---------  ------------------      --------------------------
Charles C. Baum                        1996          113,500            ---            ---                     2,189
     Chairman and                      1995          113,500          7,025            ---                     1,666
     Chief Executive Officer           1994          104,500          8,750            ---                     2,377
Terence L. Russell                     1996          230,769         25,200         11,000                     1,152
     President and Chief Executive     1995              ---            ---            ---                       ---
     Officer of Morgan Drive           1994              ---            ---            ---                       ---
     Away, Inc.
Paul D. Borghesani                     1996          100,000            ---            ---                     9,927
     Vice President                    1995          149,000         15,707            ---                     6,374
                                       1994          140,500         10,000            ---                     5,593

---------------

(1) Amounts paid to the executives in 1995 for 1994 performance and in 1996 for 1995 performance from a bonus pool established for distribution to approximately 65 management and administrative employees. See "-- Annual Incentive Bonuses" above.

(2) Amount shown for Mr. Borghesani for 1994, 1995 and 1996, respectively include $200 matching contributions under the Company's 401(k) Plan. Amount shown for Mr. Baum for 1994, 1995 and 1996 includes a $200 matching contribution under the Company's 401(k) Plan. Remaining amounts shown for Mr. Baum, Mr. Russell and Mr. Borghesani are annual premiums paid by the Company for health, life and disability insurance.

     Incentive Stock Plan

     Executive officers as a group have received non-qualified options to purchase 56,000 shares of Class A Common Stock under the Stock Plan. The purpose of the Stock Plan is to provide to certain directors, officers (including officers who are members of the Board of Directors) and other key employees of the Company who are materially responsible for the management or operations of the Company and have provided valuable services to the Company a favorable opportunity to acquire Class A Common Stock of the Company, thereby providing them with an increased incentive to work for the success of the Company and better enabling the Company to attract and retain capable directors and executive personnel.

     The following table includes the number of shares covered by both exercisable and unexercisable stock options or warrants held by the named executive officers as of March 27, 1997. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of such stock.

   Outstanding Stock Option Grants and Value Realized as of December 31, 1996

                                                                                    Value of
                              Number of Unexercised Options                   In-the-Money Options
                                   at Fiscal Year End                         at Fiscal Year End(3)
   Name                     Exercisable        Unexercisable            Exercisable        Unexercisable
----------------------      -----------        -------------            -----------        -------------
Charles C. Baum (1)            18,750             6,250                     --                  n/a (4)
Terence L. Russell (2)          2,750             8,250                     --                  n/a (4)
Paul D. Borghesani (1)          7,500             2,500                     --                  n/a (4)

(1) The options granted to Mr. Baum and Mr. Borghesani under the Incentive Stock Plan become exercisable over a four year period with 25% becoming exercisable on each of August 17, 1994, August 17, 1995, August 17, 1996 and August 17, 1997.

(2) The options granted to Mr. Russell under the Incentive Stock Plan become exercicable over a four year period with 25% becoming excerisable on each of March 19, 1997, March 19, 1998, March 19, 1999 and March 19, 2000.

(3) Based on market value of the Class A Common Stock of $7.500 per share at December 31, 1996.

(4) Since the fair market value of the shares subject to the options was below the exercise price of the options at fiscal year end, such options were not "in-the-money."

                      Option/SAR Grants in Last Fiscal Year
                                                                                                    Potential
                                                                                                Realizable Value
                                                                                                at Assumed Annual
                                                                                              Rates of Stock Price
                                                                                                  Appreciation
                                                  Individual Grants                              for Option Term
                         --------------------------------------------------------------      -----------------------
                           Number of           % of
                          Securities           Total
                          Underlying       Options SARs
                          Operations        Granted to       Exercise or
                             SARs          Employees in      Base Price      Expiration
Name                      Granted (#)       Fiscal Year        ($/Sh)           Date             5%($)     10%($)
----------------          -----------     --------------     -----------     ----------       --------    ---------
Terence Russell             11,000             22.7%            $8.75          3/19/06         $59,457     $151,682

     Defined Benefit Plans

     401(k) Plan. The Company adopted The Morgan Group, Inc. Deferred Compensation 401(k) Plan (the "401(k) Plan") effective June 1, 1993. All employees of the Company and its subsidiaries are eligible to participate in the 401(k) Plan after having satisfied eligibility requirements including age, employment term and hours of service, as specified in the plan. Employees began participating in the 401(k) Plan in January, 1994.

     The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution, provided the employer has net income or retained earnings. The Company has discretion to, and may consider, increasing the annual matching contribution in the future. A participant's interest in both employee and employer matching contributions and earnings thereon are fully vested at all times. The Company also has discretion to make profit-sharing contributions to the 401(k) Plan which would vest over six years.

     Employee and employer contributions may be invested in the Company's Class A Common Stock or in one or more guaranteed income or equity funds or insurance contracts offered under the Plan from time to time. Except in certain cases of financial hardship, a participant (or his or her beneficiary) receives distributions from the 401(k) Plan only at retirement, termination of employment, total permanent disability, death, or termination of the Plan. At that time, the value of the participant's interest in the 401(k) Plan is distributed to the participant (or his or her beneficiary). The Company offers no other post-termination benefit plans.

     Other Benefits

     The Company pays annual premiums for health, life and disability insurance for executive officers.

     Compensation of Directors

     Directors of the Company who are salaried employees of the Company do not receive any additional compensation for serving as director. Non-employee directors of the Company receive $1,000 per year for serving on the Board of Directors and $1,000 for each Board of Directors meeting attended. In addition the Chairmen of the Compensation, Audit and Nomination Committees each receive $5,000 annually.

     The Stock Plan contains a formula providing for the grant of non-qualified options to each non-employee director. Under this formula, non-employee directors serving prior to consummation of the initial public offering, including Mr. Bell and Mr. Black, were granted options to purchase (i) 4,000 shares of Class A Common Stock upon consummation of the initial public offering, at an exercise price equal to the initial public offering price, and (ii) an additional 4,000 shares of Class A Common Stock upon their re-election to the Board of Directors at the 1994 annual meeting of the stockholders at an exercise price equal to 80% of the fair market value of the Class A Common Stock on such date. Non-employee directors first appointed to the Board of Directors after completion of the initial public offering but prior to the 1994 annual meeting of stockholders, including Mr. Parchman, who was entitled options to purchase 8,000 shares of Class A Common Stock upon his election to the Board of Directors at an exercise price equal to the greater of (i) the initial public offering price, or (ii) 80% of the fair market value of the Class A Common Stock on the date of grant. Non-employee directors first elected to the Board of Directors at or after the 1994 annual meeting of the stockholders will be granted options to purchase 8,000 shares of Class A Common Stock upon initial election to the Board of Directors at an exercise price equal to 80% of the fair market value of the Class A Common Stock on the date of grant. All such options have terms of 10 years and one day and are exercisable 6 months after grant. To date, options for 32,000 shares have been granted to outside directors as a group under these provisions. Mr. Bell and Mr. Black were each granted options for 4,000 shares effective July 29, 1993 at an exercise price equal to the initial public offering price of $9.00 per share and they were also each granted options for 4,000 shares, effective May 4, 1994, at an exercisable price equal to $6.80 per share upon their re-election to the Board of Directors at the 1994 annual meeting of stockholders. Mr. Parchman was granted an option for 8,000 shares at an exercise price of $9.00 per share upon his initial election to the Board of Directors in August, 1993. Mr. Grzelecki was granted an option for 8,000 shares at an exercise price of $6.20 per share upon his election to the Board of Directors in January 1997.

     Performance Graph

     The graph shows the performance of the Company's Class A Common Stock since July 22, 1993, in comparison to the NASDAQ Market Value Index, the American Stock Exchange Market Value Index and a Company-constructed peer group described below. The Class A Common Stock was listed on The American Stock Exchange effective February 9, 1995.


[Graph omitted]

                           BASE     7/30/93  8/31/93   9/30/93  10/29/93   11/30/93   12/31/93   1/31/94     2/28/94     3/31/94
                           ----     -------  -------   -------  --------   --------   --------   -------     -------     -------
The Morgan Group, Inc.     100       94.59    91.89     86.49     89.19      86.49      84.01      94.85       97.56      86.91
Peer Group Index           100      100.27   110.02    115.03    116.63     114.69     115.66     128.07      114.81     107.45
AMEX market Value Index    100      100.00   105.73    106.28    110.79     106.58     113.57     115.21      109.89     103.60

                          4/29/94  5/31/94   6/30/94  7/29/94   8/31/94     9/30/94  10/31/94    11/30/94    12/30/94    1/31/95
                          -------  -------   -------  -------   -------     -------  --------    --------    --------    -------
The Morgan Group, Inc.      92.34    82.84    89.86     83.06     87.14      81.91      87.37      77.82       78.04      86.25
Peer Group Index           115.04   117.32   113.86    122.90    134.15     119.59     118.02     109.41      115.53     119.56
AMEX market Value Index    102.53   101.70    96.77    101.60    105.56     106.82     106.50     100.80      100.45     101.26

                          2/28/95  3/31/95   4/28/95  5/31/95   6/30/95     7/31/95   8/31/95     9/29/95    10/31/95    11/30/95
                          -------  -------   -------  -------   -------     -------   -------     -------    --------    --------
The Morgan Group, Inc.      94.47    94.69    97.44     91.95    88.05       85.30      96.30     102.71      100.64      90.99
Peer Group Index           140.25   143.34   142.46    142.01   143.09      161.61     165.90     169.45      157.92     170.66
AMEX market Value Index    103.23   107.30   111.05    114.35   115.97      121.52     123.76     125.07      119.39     123.41

                          12/29/95  1/31/96  2/28/96   3/31/96  4/28/96    5/31/96    6/30/96    7/31/96     8/31/96     9/29/96
                          --------  -------  -------   -------  -------    -------    -------    -------     -------     -------
The Morgan Group, Inc.      92.60    87.07   102.27     92.60    96.98       96.98     103.22      84.70       83.31      80.76
Peer Group Index           167.38   175.71   188.84    198.12   199.41      201.53     199.64     202.68      203.72     222.84
AMEX market Value Index    125.35   128.19   130.47    132.56   136.94      141.52     133.85     125.06      129.57     132.20

                          10/31/96     11/30/96      12/29/96
                          --------     --------      --------
The Morgan Group, Inc.      83.54        84.93        83.54
Peer Group Index           225.98       227.74       212.30
AMEX market Value Index    131.42       136.12       134.18


     Peer group comparisons. The Company arranges for delivery services for the manufactured housing and motor home industries as well as provides financial and insurance services. Accordingly, the Company's peer group includes those manufacturers and other companies who arrange for delivery services and provide for financial and insurance services.

     Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company consists of Mr. Black (who is Chairman), Mr. Bell and Mr. Parchman.

Certain Transactions with Related Persons

     The Company was formed by Lynch in 1988 to acquire the shares of Morgan Drive Away, Inc. Lynch is a diversified company listed on the American Stock Exchange with subsidiaries in multimedia, services and manufacturing. Lynch currently owns all 1.2 million shares of the Company's outstanding Class B Common Stock and 150,000 shares of Class A Common Stock, which together represent approximately 66% of the combined voting power of all outstanding

Common Stock. By virtue of its relationship with Lynch, the Company receives certain benefits and services from Lynch such as directors and officers errors and omissions insurance placement, strategic consultation from time to time and similar items. The Board of Directors has approved a services agreement providing for the payment of reasonable compensation to Lynch for these benefits and services. Such payments in 1996 were $100,000.

                              INDEPENDENT AUDITORS

     Representatives of Ernst & Young, the Corporation's auditors for 1996, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 1997.

     Effective March 19, 1996, the Company replaced Arthur Anderson LLP ("Arthur Anderson") and retained Ernst & Young LLP ("Ernst & Young") as its public accountants. Ernst & Young had expressed reliance on Arthur Anderson's audit for 1994 and 1995. Arthur Anderson's report on the Company's financial statements during the 1994 and 1995 fiscal years prior to its replacement contained no adverse opinion or disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change auditors was approved by the Company's Board of Directors.

     During the 1994 and 1995 fiscal years and until its replacement there were no disagreements between the Company and Arthur Anderson on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Anderson, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

                              STOCKHOLDER PROPOSALS

     Any proposal that a stockholder wishes to have presented at the next Annual Meeting of the Company to be held in May 1998 must be received at the main office of the Company for inclusion in the proxy statement no later than 120 days in advance of April 12, 1998. Any such proposal should be sent to the attention of the Secretary of the Company at 28651 U.S. 20 West, Elkhart, Indiana 46514-1168.

                   FILINGS UNDER SECTION 16(a) OF THE 1934 ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's officers and directors and persons who own more than 10% of the Company's Class A Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1996, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to
Section 16(a) of the 1934 Act were complied with.

                                  OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost thereof will be borne by the Company. The Company has employed Corporate Investor Communications, Inc., 111 Commerce Road, Carlsadt, New Jersey, 07072 to assist in this solicitation at a cost of $3,725 plus out of pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Class A Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation.

     Each stockholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

                                       By Order of the Board of Directors


                                       /s/ Charles C. Baum
                                       Charles C. Baum, Chairman of the Board
                                       and Chief Executive Officer

April 12, 1997